UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    October 23, 2015

PURE BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14468	33-0530289
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1725 Gillespie Way El Cajon, California	92020
(Address of Principal Executive Offices)	(Zip Code)

(619) 596-8600

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

On October 23, 2015, PURE Bioscience, Inc. (the “Company”), creator of the patented silver dihydrogen citrate (SDC) antimicrobial, closed a private placement financing (the “Private Placement Financing”) with Franchise Brands, LLC (the “Investor”) pursuant to a securities purchase agreement (the “Securities Purchase Agreement”), providing for the issuance and sale by the Company to the Investor of (i) an aggregate of 13,333,333 shares (collectively, the “Purchase Shares”) of the Company’s common stock (the “Common Stock”) at a purchase price of $0.45 per share, (ii) a warrant to purchase up to an aggregate of 6,666,666 shares of Common Stock with a term of five years (the “Five-Year Warrant”) and (iii) a warrant to purchase up to an aggregate of 8,666,666 shares of Common Stock with a term of six months and only exercisable for cash (the “Six-Month Warrant”, together with the Five-Year Warrant, the “Warrants” and the shares issuable upon exercise of the Warrants, collectively, the “Warrant Shares”), for aggregate gross proceeds to the Company of $6.0 million.  The Company did not engage a placement agent or investment banker to facilitate the Private Placement Financing.  The Company intends to use the aggregate net proceeds of the Private Placement Financing primarily for working capital and general corporate purposes.

Franchise Brands was created in 2005 with the support and guidance of the founders of SUBWAY® restaurants and makes long-term investments in small and mid-market companies with experienced management. It primarily focuses its investments in food and beverage, retail, business to business services and consumer products.  After giving effect to the closing of the Private Placement Financing, Franchise Brands holds 18,666,666 shares of Common Stock and 17,466,665 shares of Common Stock issuable upon exercise of warrants, including the Warrants issued in the Private Placement Financing.  Based on 55,192,630 shares of Common Stock outstanding after giving effect to the Private Placement Financing, Franchise Brands holds 33.8% of the Company’s Common Stock on an outstanding basis and 49.7% of the Company’s Common Stock assuming exercise of all the warrants held by Franchise Brands (such percentage being calculated on a beneficial ownership basis in accordance with the rules promulgated by the Securities and Exchange Commission (the “Commission”)).

The Warrants have an exercise price of $0.45 per share, are exercisable immediately after their issuance and will have a term of exercise equal to the earlier of (i) five years or six months, for the Five-Year Warrant and Six-Month Warrant, respectively, after their issuance date or (ii) the consummation of an Acquisition Event (as defined in the Warrants). The Warrants are subject to a broad-based anti-dilution adjustment in the event the Company issues shares of Common Stock without consideration or for consideration per share less than the exercise price in effect immediately prior to such issuance; provided however, that such adjustment does not apply to an Excluded Issuance (as such term is defined in the Warrants).  Additionally, the number of Warrant Shares issuable upon exercise of the Warrants and the applicable exercise price therefor are subject to adjustment in the event of a stock dividend, stock split or combination as set forth in the Warrants.

The Company also entered into a registration rights agreement with the Investor (the “Registration Rights Agreement”), pursuant to which the Company will be obligated, upon request of the Investor and subject to certain conditions, to file with the Commission as soon as practicable, but in any event within 60 days after receiving such applicable request, a registration statement on Form S-1 (the “Resale Registration Statement”) to register the Purchase Shares and the Warrant Shares for resale under the Securities Act of 1933, as amended (the “Securities Act”) and other securities issued or issuable with respect to or in exchange for the Purchase Shares or Warrant Shares.  The Company is obligated to use its commercially reasonable efforts to cause the Resale Registration Statement to be declared effective by the Commission as promptly as reasonably practicable after the filing of the Resale Registration Statement, but no monetary penalty or liquidated damages will be imposed upon the Company if the Registration Statement is not declared effective by the Commission.

The issuance and sale of the Purchase Shares, Warrants and Warrant Shares (collectively, the “Securities”) was not registered under the Securities Act, and these Securities may not be offered or sold in the United States absent registration under or exemption from the Securities Act and any applicable state securities laws. The Securities were issued and sold in reliance upon an exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act. The Investor represented to the Company that it was an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, and that it was receiving the Securities for investment for its own account and without a view to distribute them. This Current Report on Form 8-K is not and shall not be deemed to be an offer to sell or the solicitation of an offer to buy any of the Securities.

The Securities Purchase Agreement, Warrants and Registration Rights Agreement contain ordinary and customary provisions for agreements of this nature, such as representations, warranties, covenants, and indemnification obligations, as applicable.  The foregoing descriptions of the Securities Purchase Agreement, Warrants and Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of each document, copies of which will be filed with the Company’s Annual Report on Form 10-K for the year ended July 31, 2015.

Item 3.02              Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02 in its entirety.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PURE Bioscience, Inc.

Dated: October 23, 2015	By:	/s/ Henry R. Lambert
Henry R. Lambert
Chief Executive Officer